                                                                      EXHIBIT 1

                           UNITED STATES DISTRICT COURT
                          SOUTHERN DISTRICT OF NEW YORK


SECURITIES AND EXCHANGE COMMISSION

                       Plaintiff,

         -against-

WOOD RIVER CAPITAL MANAGEMENT, LLC,                    05 Cv.8713
WOOD RIVER ASSOCIATES, LLC,
JOHN HUNTING WHITTIER,
WOOD RIVER PARTNERS, L.P., and
WOOD RIVER PARTNERS OFFSHORE, LTD.,

                        Defendants.



                         STIPULATION AND ORDER GRANTING
                             PRELIMINARY INJUNCTION,
                     FREEZING ASSETS AND APPOINTING RECEIVER
                     ---------------------------------------

         WHEREAS, Plaintiff Securities and Exchange Commission ("Commission") and the defendants have agreed and stipulated to a preliminary injunction against defendants, enjoining them from violating the federal securities laws; preserving evidence; freezing assets; ordering an accounting; and appointing a receiver for certain defendants;

         WHEREAS, counsel for the Defendant Whittier has reviewed the complaint and this Order and has consented to the immediate entry of this Order; without an adjudication of the merits on any issue of fact or law;

         WHEREAS, this Order is designed to effectuate dual goals: first, locating, preserving and protecting investor money, and second maximizing returns available to investors;

         WHEREAS, the Commission has submitted the credentials of a candidate to be appointed Receiver of all of the assets, properties, and books and records of defendants Wood River Asset Management, LLC, Wood River Associates, LLC, Wood River Partners, L.P., and Wood River

Partners Offshore, Ltd. (the "Wood River Entity Defendants"), and assets traceable to the Wood River Entity Defendants, and the Commission has advised the Court that this candidate is prepared to assume this responsibility if so ordered by the Court;

         WHEREAS, the Court having considered the Commission's Application for Entry of an Order Granting Preliminary Injunction, Freezing Assets, and Appointing a Receiver;

         WHEREAS, the Court finds that the relief set forth in the Order is necessary and appropriate for the benefit of investors who may have been injured as a result of the conduct alleged in this lawsuit;

         WHEREAS, the Court is authorized to grant the relief set forth in the Order pursuant to the Federal Rules of Civil Procedure, its general equitable authority and also pursuant to Section 21(d)(5) of the Securities Exchange Act of 1934 [15 U.S.C. ss. 78u(d)(5)].

        NOW, THEREFORE, IT IS ORDERED, ADJUDGED, AND DECREED as follows:

                                       I.
                        PRELIMINARY INJUNCTION PRECLUDING
                    VIOLATIONS OF THE FEDERAL SECURITIES LAWS
                    -----------------------------------------

         1. Defendants, their officers, agents, servants, employees, attorneys, successors-in-interest, and those persons in active concert or participation with them who receive actual notice of this Order by personal service or otherwise, and each of them, shall be and hereby are preliminarily restrained and enjoined, pending entry of a Final Judgment in this action, from violating, directly or indirectly, Section 10(b) of the Securities Exchange Act of 1934 (the "Exchange Act") [15 U.S.C. ss. 78j(b)] and Rule 10b-5 promulgated thereunder [17 C.F.R. ss. 240.10b-5], by using any means or instrumentality of interstate commerce, or of the mails, or of any facility of any national securities exchange, in connection with the purchase or sale of any security:
(a) to employ any device, scheme, or artifice to defraud; (b) to make any untrue statement of a material fact or to omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading; or (c) to engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon any person.

        2. Defendants, their officers, agents, servants, employees, attorneys, successors-in-interest, and those persons in active concert or participation with them who receive actual notice of this Order by personal service or otherwise, and each of them, shall be and hereby are preliminarily restrained and enjoined, pending entry of a Final Judgment in this action, from violating, directly or indirectly, Section 17(a) of the Securities Act [15 U.S.C. ss. 77q(a)], by, in the offer or sale of any security using any means or instruments of transportation or communication in interstate commerce or by use of the mails, directly or indirectly: (a) to employ any device, scheme, or artifice to defraud; (b) to obtain money or property by means of any untrue statement of a material fact or any omission of a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading; or (c) to engage in any transaction, practice, or course of business which operates or would operate as a fraud or deceit upon the purchaser.

        3. Defendants Wood River Asset Management, LLC, Wood River Associates, LLC, John Hunting Whittier, their officers, agents, servants, employees, attorneys, successors-in-interest, and those persons in active concert or participation with them who receive actual notice of this Order by personal service or otherwise, and each of them, shall be and hereby are preliminarily restrained and enjoined, pending entry of a Final Judgment in this action, from, by use of the mails or any means or instrumentality of interstate commerce: (1) employing any device, scheme, or artifice to defraud; and/or (2) engaging in any act, practice or course of business which would operate as a fraud or deceit upon any client or prospective client, in violation of Section 206(1) and (2) of the Investment Advisers Act of 1940 [15 U.S.C. ss. 80b-6(1) and (2)].

        4. Defendants, their officers, agents, servants, employees, attorneys, successors-in-interest, and those persons in active concert or participation with them who receive actual notice of this Order by personal service or otherwise, and each of them, shall be and hereby are preliminarily restrained and enjoined, pending entry of a Final Judgment in this action, from violating, directly or indirectly, Section 13(d) of the Exchange Act [15 U.S.C. ss. 78m(d)] and Rules 13d-1 and 13d-2 thereunder [17 C.F.R. ss.ss. 240.13d-1 and 240.13d-2] by failing to: (a) within ten days of acquiring beneficial ownership of more than five percent of any equity security registered pursuant to Section 12 of the Exchange Act: (i) file a complete and accurate Schedule 13D with the Commission; and (ii) send to the issuer of such security, and each exchange where such security is traded, a statement describing the purchases and other information; or (b) amend a Schedule 13D if there is any material change in the beneficial ownership position in the security noted therein, or any other facts set forth in a previously filed Schedule 13D.

        5. Defendants, their officers, agents, servants, employees, attorneys, successors-in-interest, and those persons in active concert or participation with them who receive actual notice of this Order by personal service or otherwise, and each of them, shall be and hereby are preliminarily restrained and enjoined, pending entry of a Final Judgment in this action, from violating, directly or indirectly, Section 16(a) of the Exchange Act [15 U.S.C. ss. 78p(a)], and Rules 16a-2 and 16a-3 thereunder [17 C.F.R. ss. 240.16a-2 and 240.16a-3], by failing to file timely with the Commission (and, if such security is registered on a national securities exchange, also with the exchange), as a direct or indirect beneficial owner of more than 10 percent of any class of any equity security (other than an exempted security) which is registered pursuant to Section 12 of the Exchange Act [15 U.S.C. ss. 78l], or as a director or an officer of the issuer of such security: (a) at the time of the registration of such security on a national securities exchange or by the effective date of a registration statement filed pursuant to Section 12(g) of the Exchange Act [15 U.S.C. ss. 78l(g)], or within ten days after becoming such a beneficial owner, director, or officer, a statement on Form 3 [17 C.F.R. ss. 249.103], Initial Statement of Beneficial Ownership of Securities, of the amount of all equity securities of such issuer of which he is the beneficial owner; (b) within ten days after the close of each calendar month thereafter, if there has been a change in such ownership during such month, a statement on Form 4 [17 C.F.R. ss. 249.104], Statement of Changes in Beneficial Ownership of Securities, indicating ownership at the close of the calendar month and such changes in ownership as have occurred during such calendar month; and (c) within forty-five days of the issuer's year-end, a statement on Form 5 [17 C.F.R. ss. 249.105], Annual Statement of Beneficial Ownership of Securities, disclosing, among other things, all holdings and transactions that should have been, but were not, reported on Forms 3, 4, or 5 during the most recent fiscal year.

                                      II.

                            FULL ACCOUNTING OF ASSETS
                            -------------------------

        6. Defendant Whittier shall, subject to, and without waiver of, any applicable privilege, within ten (10) days of receipt of this Order, serve upon the Commission a sworn accounting of all funds and other assets that he owns, possesses, or controls, or has a beneficial interest in, or has a right to own, possess, or control, in whatever form, and wherever located. The accounting provided in this paragraph shall include, but is not limited to: (1) providing a detailed description of such funds and assets; (2) reporting on the disposition and current location of the funds and assets; and (3) disclosing all bank and brokerage account numbers where these funds and assets have been deposited. Defendant Whittier shall also provide an accounting of all monies received from and paid to the Wood River Entity Defendants since January 1, 2004.

                                      III.

                        WOOD RIVER ENTITIES ASSET FREEZE
                        --------------------------------

        7. The Wood River Entity Defendants, their officers, agents, servants, employees, attorneys, successors-in-interest, and those persons in active concert or participation with them who receive actual notice of this Order by personal service or otherwise, and each of them, shall hold and retain within their control, and otherwise prevent any disposition, transfer, pledge, encumbrance, assignment, dissipation, concealment or other disposal whatsoever, by themselves or any person or entity under their direct or indirect control, of any funds or assets, in their name, for their benefit or under their control.

        8. Any institution or person or entity holding any funds, accounts or other assets in the name, for the benefit or under the control of the Wood River Entity Defendants, or where the Wood River Entity defendants are signatories or have signing authority, and which receives actual notice of this Order by personal service or otherwise, shall hold and retain within its control and prohibit the withdrawal, removal, transfer or other disposal of any funds or other assets in the name, for the benefit or under the control of any of the Wood River Entity Defendants.

                                      IV.

                        THE WHITTIER PARTIAL ASSET FREEZE
                        ---------------------------------

9. Defendant Whittier shall provide plaintiff with at least three business day's advance written notice of any proposed transfer, disposition, sale, or encumbrance of any asset in which Whittier has an interest (the "Transaction") if the amount or value of the Transaction exceeds $10,000. Plaintiff shall then have three business days in which to provide Whittier's counsel with a written objection to the proposed Transaction including a specific basis for the objection. If Defendant Whittier wishes to pursue the Transaction despite plaintiff's written objection, he shall do so only after seeking (and obtaining) the Court's approval, with notice to plaintiff. Notice and objections shall be sent by fax and electronic mail to counsel of record, respectively, for plaintiff and Defendant Whittier. This procedure for approving or objecting to transactions shall be called the "Approval Mechanism." If seeking Court approval for a Transaction to which plaintiff has objected, Whittier may do so in an expedited fashion via letter to the Court.

        10. Defendant Whittier's expenditures in any calendar month shall not exceed $15,000, exclusive of attorneys' fees (the "Expenditure Cap"). If Whittier wishes to exceed the Expenditure Cap, he shall seek and obtain approval pursuant to the Approval Mechanism.

        11. Three business day after the end of each calendar month, Defendant Whittier shall provide a report to counsel of record for plaintiff of all expenditures in excess of $1,000 that he made that month, including attorneys' fees.

                                       V.

                     RESTRAINT FROM DESTRUCTION OF EVIDENCE
                     --------------------------------------

         Defendants, their officers, agents, servants, employees, attorneys, successors-in-interest, and those persons in active concert or participation with them who receive actual notice of this Order by personal service or otherwise, and each of them, are hereby restrained from destroying, mutilating, concealing, altering or disposing of any document or other record or data referring or relating in any manner to (1) the acts, practices and transactions described in the complaint in this action, (2) communications between or among the defendants and their agents; and (3) funds or other assets that any of the defendants have received from investors.

                                      VI.

                             APPOINTMENT OF RECEIVER
                             -----------------------

        12. Arthur Steinberg is hereby appointed the Receiver for the Wood River Entities, and their subsidiaries, successors and assigns during the pendancy of this litigation, or until further direction of the Court.

        13. The Receiver is authorized, empowered and directed to perform the following duties and responsibilities, at all times with a view towards, first, locating, preserving and protecting all of Wood River Entity defendants' assets, and second, maximizing returns to investors:

              a. PRESERVATION OF ASSETS. Locate and take immediate possession and control of all assets of every kind whatsoever and wherever located owned by, controlled by, belonging to, or traceable to Wood River Entities, whether tangible, intangible, real, equitable, personal, realized, unrealized, or otherwise (the "Assets"), and to hold, manage, and administer such Assets as is required to comply with and effectuate the directives of this Order;

              b. IDENTIFICATION OF ASSETS AND LIABILITIES. Prepare a full accounting of all Assets. Present to the Court and the Commission within 60 days of the date of this Order a report reflecting the existence and value of the Assets, including all liabilities.

              c. IDENTIFICATION OF ASSETS SUBJECT TO FREEZE. Investigate the past and current operations and transactions of the defendants, and within 60 days of the date of this Order, submit a report to the Court identifying those persons and entities who have received, or are in possession, of any Assets. The report shall include an analysis of all returns and redemptions that investors in the Wood River Entities received from February 2003 to the present, including any interest or earnings on investments.

              d. ASSUME CONTROL OVER THE DEFENDANTS' ACCOUNTS. Assume control of, and be named as authorized signatory for, all accounts at any bank, brokerage firm, or financial institution which has possession, custody or control of any Assets (the "Accounts"). Manage, retain, sell and/or liquidate the Accounts as necessary and appropriate to comply with and effectuate the directives of this Order.

              e. SECURE, MANAGE AND DISCONTINUE ON-GOING BUSINESS OPERATIONS. Secure the business premises, and all business equipment, data and documents, of the Wood River Entity defendants. Take control of all means of communication with investors, vendors, agents, and others doing business with these defendants. Take all reasonable and necessary actions to manage, maintain, and wind-down business operations of the Wood River Entity defendants, including making legally required payments to creditors, employees and agents of these defendants. Communicate with vendors, investors, and others, as required to comply with and effectuate the purposes of this Order.

              f. INSTITUTE, DEFEND, COMPROMISE OR SETTLE LEGAL ACTIONS. Institute, prosecute, defend and settle any legal actions on behalf of the Receivership to comply with and effectuate the purposes of this Order;

              g. AUTHORIZE PAYMENTS. Make or authorize such payments and disbursements from the Assets, and incur, or authorize the incurrence of such expenses and make, or authorize the making of such agreements as the Receiver deems reasonable and necessary in discharging the Receiver's duties.

              h. ACCESS TO CORPORATE DOCUMENTS AND COMPUTERS. Have complete and unfettered access to all documents, books and records of the Wood River Entity defendants, wherever located, and in whatever form or format they exist.

              i. DISPOSITION PLAN. Develop a plan with respect to the retention, liquidation, and/or distribution of all remaining Assets to investors.

              j. BANKRUPTCY. If appropriate, file for bankruptcy or liquidation, on behalf of the Wood River Entities, after notice to all parties in this action.

              k. INVESTOR COMMUNICATIONS. Use best efforts to consult with the Wood River Partners L.P. limited partners and the Wood River Partners Offshore Ltd. shareholders and their representatives and to consider their reasonable requests or suggestions.

        15. The Receiver is entitled to payment for all reasonable costs, fees and other expenses incurred in the performance of his duties, and to engage and retain attorneys, accountants, securities professionals, and other persons or entities to assist in carrying out this Order. The Receiver shall not retain such persons or entities without the prior consent of the staff of the Commission. The Receiver shall disclose to the Commission's counsel of record all financial arrangements with such persons or entities.

        16. The Receiver shall, at such times as he deems appropriate, submit fee applications for his services and the services of persons he retains, plus expenses, to the Court for approval before payment. Payment of all such fees and expenses shall be made from the Assets.

        17. The Receiver shall give the Commission counsel of record at least ten (10) days notice of all of his applications to the Court under this Order, including all applications for disbursements from the Assets. The Commission shall be permitted to submit to the Court for consideration its position on the reasonableness of the Receiver's application. All of the Receiver's requests for payments of fees or expenses must be approved by the Court before payment of such fees or expenses are made, and the Court will review the reasonableness of such fees and expenses in determining whether, in its equitable discretion, such payment will be approved. The Receiver is not required to seek prior Court approval of payments made for any federal, state or local taxes that may be applicable.

        18. Applications for disbursement shall include the appropriate supporting documentation to justify the expense or service rendered. Charges for services shall include (a) the date of the service; (b) the name or initials of the individual rendering the service; (c) a description of the service; (d) the hourly rate; (e) the time charged; and (f) the amount (rate x time). The description of the service or activity should be brief and informative. Expenses shall be supported by invoices.

        19. The Receiver, along with any persons or firms retained by the Receiver pursuant to this Order, shall be entitled to rely on all outstanding rules of law and court orders and shall not be liable to anyone for his or their own good faith compliance with any order, rule, law, judgment or decree, including those issued or enacted in foreign jurisdictions. In no event shall the Receiver or any person or firm retained by the Receiver in this action be liable to anyone for his, her, its or their good faith compliance with the duties and responsibilities as Receiver or as counsel for or consultant to the Receiver. Nor shall the Receiver or any person or firm retained by the Receiver in this matter be liable to anyone for any actions taken or omitted by them except on a finding by this Court that he, she, it or they acted or failed to act as a result of misfeasance, bad faith or gross negligence or in reckless disregard of his, her, its or their duties.

        20. The Receiver is excused from all legal requirements to post a bond or to give an undertaking of any type in connection with his fiduciary duties.

        21. The Receiver may be removed at any time by the Court and replaced with a successor. In the event the Receiver decides to resign, the Receiver shall first give written notice to the parties and the Court of his intention, and his resignation shall not be effective until the Court appoints a successor. The Receiver shall then follow such instructions as his successor or the Court may provide.

        22. All persons who receive actual notice of this Order by personal service or otherwise are enjoined from in any way disturbing the Assets; from appointing a receiver, liquidator or administrator; and from filing or prosecuting any judicial action or proceeding of any kind, civil or criminal (including any bankruptcy proceeding with respect to the Wood River Entities) which involves the Receiver or which affects the Assets, except on leave having been granted by this Court. The Receiver shall not be required to respond to any subpoena or other court process (for documents or testimony) relating to the Receiver's duties except on order of this Court.

        23. On the request of the Commission, the Receiver shall provide the Commission with any documentation that the Commission deems necessary to meet its reporting requirements, that is mandated by statute or Congress, or that is otherwise necessary to further the Commission's mission.


                                * * * * * * * * *

        24. This Stipulation and Order is entered into without prejudice to defendants' rights to file a motion to transfer venue of this case to the U.S. District Court for the Northern District of California following the entry of this Order.

SO AGREED:


/s/ John H. Whittier                           /s/ John H. Whittier
--------------------------------------   ---------------------------------------
JOHN HUNTING WHITTIER                    WOOD RIVER ASSET
By                                       MANAGEMENT, LLC
Dated: 10/12/05                          By
                                         Dated: 10/12/05

/s/ John H. Whittier                     /s/ John H. Whittier
--------------------------------------   ---------------------------------------
WOOD RIVER ASSOCIATES, LLC               WOOD RIVER PARTNERS, L.P.
By                                       By
Dated: 10/12/05                          Dated: 10/12/05

/s/ John H. Whittier
--------------------------------------
WOOD RIVER PARTNERS
OFFSHORE, LTD.
By
Dated: 10/12/05

/s/ Elliot R. Peters                     /s/ Kevin P. O'Rourke
--------------------------------------   ---------------------------------------
ELLIOT R. PETERS                         KEVIN P. O'ROURKE
Keker & Van Nest LLP                     100 F. Street, N.E.
710 Sansome Street                       Washington, D.C.  20549
San Francisco, CA  94111                 (202) 551-4442
(415) 676-2273                           Counsel for the Securities and Exchange
Counsel for John Hunting Whittier        Commission
Dated: 10/12/05                          Dated: 10/12/05

                                         SO ORDERED

                                         /s/  John G. Koeltl
                                         ---------------------------------------
                                         United State District Judge
                                         10/13/05